Exhibit 99.1

For Immediate Release

GMS Appoints Teri McClure to the

Board of Directors

Tucker, GA (Business Wire) — April 25, 2019 — GMS Inc. (NYSE: GMS), a leading North American specialty distributor of interior building products, announced today that its Board of Directors has appointed Teri P. McClure to serve as an independent member of the Board of Directors, effective April 23, 2019.

Ms. McClure is currently Chief Human Resources Officer and Senior Vice President, Labor at United Parcel Service, Inc. (NYSE: UPS).  She is also a member of the Management Committee which is responsible for setting strategy, profit and operating plans for UPS.

Ms. McClure joined UPS in 1995 and has served in various legal and operations positions, including Senior Vice President of Legal, Compliance and Public Affairs, General Counsel and Corporate Secretary from 2006 until assuming her current position in 2015. Prior to joining UPS, Ms. McClure practiced law with the Troutman Sanders law firm in Atlanta.

“We are pleased to welcome Teri to the GMS Board of Directors,” said Mike Callahan, President and CEO of GMS. We believe Teri’s extensive business experience and exceptional qualifications make her a great addition to our Board and we look forward to her significant and valuable contributions.”

Ms. McClure also serves on the Board of Directors for Lennar Corporation (NYSE: LEN and LEN.B), Heart for Africa and The Task Force for Global Health.

About GMS:

Founded in 1971, GMS operates a network of more than 245 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,”

“potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology.  We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including those factors described in the “Risk Factors” section in our filings with the SEC.  We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise.

For more information about GMS, please visit www.gms.com.

Investor Relations:	Media Relations:
Leslie Kratcoski	770-723-3378
770-723-3306	marketing@gms.com
ir@gms.com